The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-154876

Subject to completion. Dated December 14, 2009

Prospectus supplement

(To Prospectus dated October 30, 2008)

Shares Wells Fargo & Company

COMMON STOCK

We are offering              shares of our common stock, par value $1-2/3 per share, to be sold in this offering. We will receive all of the net proceeds from the sale of our common stock, and will use the net proceeds, together with existing funds, to redeem the Series D Preferred Stock we issued to the U.S. Department of the Treasury as part of its Capital Purchase Program. See “Recent Developments—Repurchase of Outstanding TARP Preferred Stock” on page S-1 of this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “WFC.” On December 11, 2009, the last sale price of our common stock reported on the New York Stock Exchange was $25.41 per share.

For a discussion of certain risks that you should consider in connection with an investment in our common stock, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 (as amended by our Current Report on Form 8-K filed May 11, 2009) and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, as well as the additional risk factors contained in this prospectus supplement beginning on page S-4.

The shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds (before expenses)	$	$

(1)	We have granted the underwriters an option to purchase up to an additional shares of our common stock at the public offering price, less underwriting discounts and commissions within 30 days of the date of this prospectus supplement.

The underwriters are offering the shares of common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about December     , 2009.

Wells Fargo Securities	Goldman, Sachs & Co.

December     , 2009

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Wells Fargo,” “we,” “us,” “our” or similar references mean Wells Fargo & Company and its successors, and not Wells Fargo & Company together with its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference herein or in the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including information incorporated in them by reference, has forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results might differ significantly from our forecasts and expectations due to several factors. For a discussion of some of these factors, see “Risk Factors” and “Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2008 (as amended by our Current Report on Form 8-K filed May 11, 2009) and “Risk Factors” in each of our subsequent Quarterly Reports on Form 10-Q, each filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov.

S-ii

Summary

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated therein by reference.

About Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “WFC.” Our principal executive office is located at 420 Montgomery Street, San Francisco, California 94163. Our telephone number is (866) 878-5865. We maintain a website at www.wellsfargo.com. Information presented on or accessed through our website is not incorporated into, or made a part of, this prospectus supplement.

Recent developments

Repurchase of Outstanding TARP Preferred Stock. In October 2008, we issued 25,000 shares of our Series D Preferred Stock to the Department of the Treasury pursuant to a Letter Agreement dated October 26, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto (the “Securities Purchase Agreement”) for an aggregate purchase price of $25 billion pursuant to the Department of the Treasury’s Capital Purchase Program. In connection with purchasing the Series D Preferred Stock, the Department of the Treasury also received a warrant to purchase 110,261,688 shares of our common stock at an initial per share exercise price of $34.01, subject to adjustment, which expires ten years from the issuance date, and we agreed to provide the Department of the Treasury with registration rights covering the warrant and the underlying shares of common stock. As announced on December 14, 2009, following completion of this offering we will redeem all 25,000 shares of our Series D Preferred Stock issued to the Department of the Treasury. We are not exercising our right to repurchase the related warrants at the time we redeem the Series D Preferred Stock. We will use the net proceeds from this offering, together with available funds, for the redemption of the Series D Preferred Stock. See “Use of Proceeds” in this prospectus supplement. For more information, see our Current Report on Form 8-K dated December 14, 2009.

As conditions to the redemption of the Series D Preferred Stock approved by the Federal Reserve Board, in addition to this offering, we have agreed that following this offering we will:

•

increase common equity by conducting asset sales, to be approved by the Federal Reserve Board, yielding net gains after tax of at least $1.5 billion, which will be consummated by the end of 2010, or, if we are unable to do so, issue additional common stock so as to increase common equity up to the amount of any shortfall from the agreed amount; and

•	issue approximately $1.35 billion in restricted common stock to benefit plans and/or to certain Wells Fargo team members in lieu of a portion of 2009 cash incentive compensation.

In the period in which we repurchase the Series D Preferred Stock, we will accelerate the amortization of the issuance discount on the Series D Preferred Stock and record a corresponding reduction in retained earnings, resulting in a one-time, noncash reduction in the calculation of diluted earnings per common share (i.e., a reduction in net income available to common stockholders in an amount equal to the issuance discount accelerated). As of September 30, 2009, the amount of the issuance discount on the Series D Preferred Stock was $2 billion. Following completion of this offering and redemption of the Series D Preferred Stock, and taking into account the additional issuances described above as conditions to the redemption of the Series D Preferred Stock and other impacts including our deferred tax asset, but excluding any capital impact of repurchasing for cash Prudential Financial, Inc.’s interest in the retail securities brokerage joint venture described below, Wells Fargo expects that its pro forma tier 1 capital and tier 1 common equity ratios would be 9.4% and 6.2%, based on the September 30, 2009 ratios of 10.63% and 5.2%.

Prudential Joint Venture. Wells Fargo owns a controlling interest in a retail securities brokerage joint venture, which Wachovia Corporation (“Wachovia”) entered into with Prudential Financial, Inc. (“Prudential”) in 2003. On October 1, 2007, Wachovia completed its acquisition of A.G. Edwards, Inc. and on January 1, 2008, contributed the retail securities brokerage business of A.G. Edwards to the joint venture. In connection with Wachovia’s contribution of A.G. Edwards to the joint venture, Prudential elected to exercise its “lookback” option under the joint venture agreements, which permits Prudential to delay until January 1, 2010 its decision whether to make payments to acquire additional interests in the joint venture to avoid dilution (as a result of Wachovia’s contribution of the A.G. Edwards business) of its pre-contribution 38% ownership interest in the joint venture or, alternatively, to “put” its joint venture interests to Wachovia (now Wells Fargo) based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of January 1, 2008. On December 4, 2008, Prudential announced its intention to exercise its rights under the “lookback” option to put its interests in the joint venture to Wells Fargo at the end of the “lookback” period and, on June 17, 2009, Prudential provided written notice to Wells Fargo of its exercise of this “lookback” option. Under the terms of the joint venture agreements, we expect the closing of the “put” transaction to occur on or about January 1, 2010. In connection with determining the amount to be paid to Prudential for its minority interest, Wells Fargo and Prudential are currently following the process prescribed in the joint venture agreements for appraising the value of the joint venture as of a date immediately prior to the A.G. Edwards contribution. This value is expected to determine the purchase price for Prudential’s interests in the joint venture. We have notified Prudential that we expect to pay the purchase price for Prudential’s joint venture interests with cash.

The offering

Securities offered	shares of common stock, par value $1-2/3 per share.

Over-allotment option	We have granted the underwriters an option to purchase up to an additional shares of common stock within 30 days of the date of this prospectus supplement.

Common stock to be outstanding after this offering	shares of common stock ( shares of common stock if the underwriters exercise their option to purchase additional shares in full), in each case based on 4,686,830,155 shares of common stock outstanding as of November 30, 2009, not including 69,241,274 shares held as treasury shares. This does not reflect any issuance of shares of our common stock upon exercise of a warrant to purchase 110,261,688 shares of our common stock issued to the Department of the Treasury on October 28, 2008.

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $ billion (or $ billion in the event of the exercise of the over-allotment option in full). We expect to use the net proceeds from the sale of our common stock together with existing funds to redeem all of our Series D Preferred Stock.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

NYSE symbol	WFC

Risk factors

Your investment in our common stock involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any shares of our common stock, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under “Risk Factors” and “Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2008 (as amended by our Current Report on Form 8-K filed May 11, 2009) and under “Risk Factors” in each of our subsequent Quarterly Reports on Form 10-Q, as such discussion may be amended or updated in reports filed by us with the SEC (other than the portions of those documents not deemed to be filed).

Our share price may fluctuate.

The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects, the Wachovia merger, future sales or acquisitions to which we are a party, this offering, or future sales of our securities. Such risks may be affected by:

•	operating results that vary from the expectations of management, securities analysts, and investors;

•	developments in our business or in the financial sector generally;

•	regulatory, legislative and governmental policy changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions, and other material events by us or our competitors;

•	our ability to integrate the companies and the businesses that we acquire, including Wachovia;

•	changes in the credit, mortgage, and real estate markets, including the market for mortgage-related and other asset-backed securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets, in general, have experienced since late 2007, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

The market price of our common stock may be impacted by our future financial results. In any period in which we redeem Series D Preferred Stock, we will accelerate the amortization of the issuance discount on the Series D Preferred Stock and record a corresponding reduction in retained earnings, resulting in a one-time, noncash reduction in the calculation of diluted earnings per common share (i.e., a reduction in net income available to common stockholders in the amount of the issuance discount accelerated). As of September 30, 2009, the amount of the issuance discount on the Series D Preferred Stock was $2 billion.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We regularly evaluate opportunities to access capital markets, taking into account our regulatory capital ratios, financial condition, strategic plans and other relevant considerations.

As described under “Recent developments—Repurchase of Outstanding TARP Preferred Stock,” in October 2008, we issued 25,000 shares of our Series D Preferred Stock to the Department of the Treasury pursuant to the Securities Purchase Agreement for an aggregate purchase price of $25 billion pursuant to the Department of the Treasury’s Capital Purchase Program. In connection with purchasing the Series D Preferred Stock, the Department of the Treasury also received a warrant to purchase 110,261,688 shares of our common stock at an initial per share exercise price of $34.01, subject to adjustment, which expires ten years from the issuance date, and we agreed to provide the Department of the Treasury with registration rights covering the warrant and the underlying shares of common stock. As announced on December 14, 2009, we will redeem all 25,000 shares of our Series D Preferred Stock issued to the Department of the Treasury following completion of this offering. We are not exercising our right to repurchase the related warrants at the time we redeem the Series D Preferred Stock. We will use the net proceeds from this offering, together with available funds, for the redemption of the Series D Preferred Stock. See “Use of Proceeds” in this prospectus supplement. For more information, see our Current Report on Form 8-K dated December 14, 2009.

As conditions to the redemption of the Series D Preferred Stock approved by the Federal Reserve Board, in addition to this offering, we have agreed that following this offering we will:

•

increase common equity by conducting asset sales, to be approved by the Federal Reserve Board, yielding net gains after tax of at least $1.5 billion, for which we will have contracted by June 30, 2010 and which will be consummated by the end of 2010, or, if we are unable to do so, issue additional common stock so as to increase common equity up to the amount of any shortfall from the agreed amount; and

•	issue approximately $1.35 billion in restricted common stock to benefit plans and/or to certain Wells Fargo team members in lieu of a portion of 2009 cash incentive compensation.

As described under “Recent developments—Prudential Joint Venture,” Wells Fargo owns a controlling interest in a retail securities brokerage joint venture, which Wachovia entered into with Prudential in 2003. On October 1, 2007, Wachovia completed its acquisition of A.G. Edwards, Inc. and on January 1, 2008, contributed the retail securities brokerage business of A.G. Edwards to the joint venture. In connection with Wachovia’s contribution of A.G. Edwards to the joint venture, Prudential elected to exercise its “lookback” option under the joint venture agreements, which permits Prudential to delay until January 1, 2010 its decision whether to make payments to acquire additional interests in the joint venture to avoid dilution (as a result of Wachovia’s contribution of the A.G. Edwards business) of its pre-contribution 38% ownership interest in the joint venture or, alternatively, to “put” its joint venture interests to Wachovia (now Wells Fargo) based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of January 1, 2008. On December 4, 2008, Prudential announced its intention to exercise its rights under the “lookback” option to put its interests in the joint venture to Wells Fargo at the end of the “lookback” period and, on June 17, 2009, Prudential provided written notice to Wells Fargo of its exercise of this “lookback” option. Under the terms of the joint venture agreements, we expect the closing of the “put” transaction to occur on or about January 1, 2010. In connection with determining the amount to be paid to Prudential for its minority interest, Wells Fargo and Prudential are currently following the process prescribed in the joint venture agreements for appraising the value of the joint venture as of a date immediately prior to the A.G. Edwards contribution. This value will determine the purchase price for Prudential’s interests in the joint venture. We have notified Prudential that we expect to pay the purchase price for Prudential’s joint venture interests with cash.

The issuance of additional shares of common stock or common equivalent securities in future equity offerings or as a result of the exercise of the warrant the Department of the Treasury holds or to Prudential in connection with the “put” transaction will dilute the ownership interest of our existing common stockholders. There can be no assurances that Wells Fargo will not in the future determine that it is advisable, or that we will not encounter circumstances where we determine it is necessary, to issue additional shares of common stock or common-equivalent securities or securities convertible into or exchangeable for common stock to fund strategic initiatives or other business needs or to build additional capital. We also expect to issue common stock from time to time under our employee benefit plans. The market price of our common stock could decline as a result of this offering or other offerings or issuances, as well as other sales of a large block of shares of our common stock or similar securities in the market thereafter, or the perception that such sales could occur.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. During times of financial or market stress, which may adversely impact earnings or alternative methods of raising capital, we may be required or may deem it prudent to reduce dividends on our common stock in order to build or conserve capital. In addition, there may be legislative or regulatory developments resulting in enhanced supervisory standards that could impact our dividend policies in the future. Furthermore, holders of our common stock are subject to the prior dividend rights of holders of our preferred stock or the depositary shares representing such preferred stock then outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock dividend in the future.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock. As of September 30, 2009, we had $214.3 billion of outstanding long-term debt, the aggregate liquidation preference of all our outstanding preferred stock was $34.9 billion and the aggregate liquidation preference of the preferred stock authorized and which may be issued in the future pursuant to certain stock purchase contracts entered into in connection with the issuance of preferred purchase securities by certain of our wholly owned trust subsidiaries was $6.75 billion. The common stock will also be subordinated to our short-term debt. The terms of each of our outstanding series of preferred stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that preferred stock have been paid.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, or if we are in arrears on the payment of dividends on our outstanding preferred stock, we will be prohibited from making distributions on the common stock.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our common stock, or purchasing, acquiring, or making a liquidation payment on such stock, if an event of default has occurred and is continuing under the applicable indenture, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. In addition, the terms of each of our outstanding series of preferred stock prohibit us from declaring or paying any dividends or distributions on our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that preferred stock have been paid.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our bank subsidiaries and other subsidiaries. As a result, our ability to make dividend payments on the common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. There are various regulatory and prudential supervisory restrictions, which may change from time to time, on the ability of our banking subsidiaries to pay dividends or make other payments to us. For additional information regarding the regulatory restrictions applicable to us and our subsidiaries, see “Item 1. Business—Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the common stock effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders. The ability of a third party to acquire us is also limited under applicable banking regulations. The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act. Furthermore, under Delaware law, Wells Fargo’s board of directors can adopt a shareholder rights plan without stockholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo’s board of directors.

The value of our common stock could be adversely affected to the extent we fail to realize the expected benefits of the Wachovia merger.

As a result of the Wachovia merger, the businesses of Wachovia and Wells Fargo are being integrated. It is possible that the continuing integration process could result in the loss of key Wachovia employees, the disruption of Wachovia’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Wachovia’s ability to maintain relationships with customers and employees. As with any financial institution merger, there also may be disruptions that cause Wachovia to lose customers or cause customers to take deposits out of Wachovia’s banks.

Current disruption and volatility in global financial markets might continue and governments may take measures to intervene.

Since late 2007, global financial markets have experienced extraordinary disruption and volatility following adverse changes in the global credit markets. Governments have taken highly significant measures in response to such events, including enactment of the Emergency Economic Stabilization Act of 2008, or EESA, in the United

States and other regulatory actions applicable to financial institutions, including the Supervisory Capital Assessment Program completed in May 2009. Such dislocation and instability, and the government responses thereto and potential future government responses and changes in law or regulation, may impose supervisory standards that have not previously been in place, or may require us to restrict or change our practices in certain businesses or capital levels. As a result of these possible changes, our expenses could increase, our revenues (including particularly our fee-based revenues) could decrease, or the value of our common stock may otherwise be negatively impacted.

Difficult market conditions have adversely affected our industry.

Given the significance of our business in the United States, we are particularly exposed to downturns in the U.S. economy. Dramatic declines in the housing market over the past year, with falling home prices, increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. We do not expect that the difficult conditions in the financial markets are likely to be resolved in the near future and we expect those conditions to have an ongoing impact on our financial results. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

•

We are facing increased regulation of our industry, including as a result of the EESA, and expect to continue facing increased regulation. Strong scrutiny of compensation practices has resulted and may continue to result in additional regulation and legislation in this area as well as additional legislative and regulatory initiatives, and there is no assurance that this will not cause increased turnover or impede our ability to retain and attract the highest caliber of employees. Compliance with increased regulation may increase our costs, reduce revenues, limit our ability to pursue business opportunities and otherwise adversely affect our business.

•

Market developments may affect consumer confidence levels and may cause declines in consumer credit usage and adverse changes in payment patterns, causing increases in delinquencies and default rates, which we expect could impact our charge-offs and provision for credit losses.

•	Our allowance for credit losses may not be adequate to cover future credit losses, especially if credit markets, housing prices and unemployment do not stabilize or improve.

•

Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

•

The process we use to estimate losses inherent in our credit exposure requires difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation which may, in turn, impact the reliability of the process.

•	Competition in our industry could intensify as a result of increasing consolidation of financial services companies in connection with current market conditions.

•

We may be required to pay significantly higher Federal Deposit Insurance Corporation premiums because market developments have depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•

Legislation and regulation of overdraft fees, credit cards and other bank services, as well as changes in our practices relating to those and other bank services, may affect our revenue and other financial results.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There can be no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

Our credit ratings are reviewed periodically, and could be subject to downgrade.

Our credit ratings are an important factor in determining our cost of borrowing. Currently, Moody’s Investors Service rates Wells Fargo Bank, N.A. as “Aa2” and rates Wells Fargo’s senior debt as “A1.” Standard & Poor’s Ratings Services rates Wells Fargo Bank, N.A. as “AA” and Wells Fargo’s senior debt rating as “AA-.” DBRS rates Wells Fargo Bank, N.A. as “AA(high)” and Wells Fargo’s senior debt as “AA,” in each case with a negative trend. Fitch, Inc. rates Wells Fargo Bank, N.A. as “AA” and Wells Fargo’s senior debt as “AA-.” We are on Standard & Poor’s and DBRS’s negative credit watch list and have a stable outlook with Moody’s and Fitch. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, and level and quality of earnings, and there can be no assurance that we will maintain the aforementioned credit ratings. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis and there is no assurance that ratings agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $             billion (or $             billion in the event of the exercise of the option to purchase additional shares in full), based on the public offering price of $             per share, after deducting underwriting commissions and expenses. We expect to use the net proceeds from the sale of our common stock together with existing funds to redeem all of our Series D Preferred Stock.

Description of capital stock

This section summarizes the material terms and provisions of our common stock. We have also filed our restated certificate of incorporation, as amended, and our by-laws (as amended through September 23, 2008), as exhibits to the registration statement of which this prospectus is a part. The summary contained in this section is not a complete statement of the rights and terms of our common stock. You should read our restated certificate of incorporation, as amended, and our by-laws (as amended through September 23, 2008), and the Delaware General Corporation Law, for a complete statement of the rights and terms of our common stock and for additional information before you buy any shares of our common stock.

General

Shares authorized and outstanding. As of the date of this prospectus supplement, Wells Fargo was authorized to issue 6,000,000,000 shares of common stock. At September 30, 2009, Wells Fargo had issued 4,756,071,429 shares of common stock, of which 4,679,195,158 shares were outstanding and 76,876,271 shares were held as treasury shares. In addition, pursuant to the Securities Purchase Agreement, Wells Fargo issued to the Department of the Treasury a warrant to purchase 110,261,688 shares of our common stock.

Dividends. Holders of Wells Fargo common stock receive dividends if, when and as declared by Wells Fargo’s board of directors out of funds that Wells Fargo can legally use to pay dividends. Wells Fargo may pay dividends in cash, stock or other property. In some cases, holders of Wells Fargo common stock may not receive dividends until Wells Fargo has satisfied its obligations to holders of outstanding preferred stock. Other restrictions on Wells Fargo’s ability to pay dividends are described below under “—Restrictions on Payment of Dividends.”

Voting rights. Holders of Wells Fargo common stock have the exclusive right to vote on all matters presented to Wells Fargo stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of Wells Fargo common stock is entitled to one vote per share. Holders of Wells Fargo common stock have no cumulative voting rights for the election of directors. Wells Fargo’s board of directors is not classified. In accordance with the Delaware General Corporation Law, amendments to our restated certificate of incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and a merger in which we are not the surviving corporation, dissolution, or the sale of all or substantially all of our assets must be approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting shares.

Other rights. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of Wells Fargo’s remaining assets available for distribution to stockholders after Wells Fargo has provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When Wells Fargo issues securities in the future, holders of Wells Fargo common stock have no preemptive rights with respect to those securities. This means the holders of Wells Fargo common stock have no right, as holders of Wells Fargo common stock, to buy any portion of those issued securities. Holders of Wells Fargo common stock have no rights to have their shares of common stock redeemed by Wells Fargo or to convert their shares of common stock into shares of any other class of Wells Fargo capital stock.

Listing. Outstanding shares of Wells Fargo common stock are listed on the New York Stock Exchange under the symbol “WFC”. Wells Fargo Bank, National Association is the transfer agent and registrar for Wells Fargo common stock.

Fully paid. The outstanding shares of Wells Fargo common stock are fully paid and non-assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

Restrictions on payment of dividends

Wells Fargo is incorporated in Delaware and is governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after it pays the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

As a bank holding company, Wells Fargo’s ability to pay dividends is affected by the ability of its bank and non-bank subsidiaries to pay dividends to it. Various federal laws limit the amount of dividends Wells Fargo’s national bank subsidiaries can pay to it without regulatory approval. State-chartered banks are subject to state regulations that limit dividends.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our common stock, or purchasing, acquiring, or making a liquidation payment on such stock, if an event of default has occurred and is continuing under the applicable indenture, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. In addition, the terms of each of our outstanding series of preferred stock prohibit us from declaring or paying any dividends or distributions on our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that preferred stock have been paid.

Pursuant to the Securities Purchase Agreement, prior to October 28, 2011 Wells Fargo is prohibited, without the consent of the Department of the Treasury, from declaring or paying any dividend or making any distribution on its common stock, other than regular quarterly cash dividends not exceeding $0.34 per share of common stock and dividends payable only in shares of its common stock, unless prior to October 28, 2011 the shares of Series D Preferred Stock which Wells Fargo issued to the Department of the Treasury under the Securities Purchase Agreement have been redeemed in whole or the Department of the Treasury has transferred all of that preferred stock to third parties.

Restrictions on ownership of Wells Fargo common stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of Wells Fargo’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo’s outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of Wells Fargo’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover provisions in the Delaware General Corporation Law, our restated certificate of incorporation and our by-laws

Certain provisions of Delaware law could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Certain provisions of Wells Fargo’s restated certificate of incorporation, as amended, could make it less likely that Wells Fargo management would be changed or someone would acquire voting control of Wells Fargo without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred stock. Wells Fargo’s board of directors can at any time, under Wells Fargo’s restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Wells Fargo through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Wells Fargo management could stop a takeover by preventing the person trying to take control of Wells Fargo from acquiring enough voting shares to take control.

Rights plan. Although Wells Fargo does not have a stockholder rights plan (commonly referred to as a “poison pill”) as of the date of this prospectus supplement, under Delaware law, Wells Fargo’s board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo’s board of directors.

Nomination Procedures. In addition to our board of directors, stockholders can nominate candidates for election to our board of directors. However, a stockholder must follow the advance notice procedures described in Section 3.11 of our bylaws, as amended and restated. In general, a stockholder must submit a written notice of the nomination to our chief executive officer and our corporate secretary at least 90 days but not more than 120 days prior to the first anniversary of the preceding year’s annual meeting for consideration at an annual meeting or, for consideration at a special meeting, at least 90 days but not more than 120 days prior to the date of such meeting or, if our first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, then during the 10 days following our public announcement.

Proposal Procedures. Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws, as amended and restated. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to our chief executive officer and our corporate secretary at least 90 days but not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Stockholders seeking to have a stockholder proposal considered for inclusion in our annual proxy statement must comply with the requirements of Rule 14a-8 of the federal proxy rules.

Amendment of by-laws. Under Wells Fargo’s by-laws, the Wells Fargo board of directors can adopt, amend or repeal the by-laws, subject to limitations under the Delaware General Corporation Law or as provided in the by-laws. Wells Fargo stockholders also have the power to change or repeal Wells Fargo’s by-laws.

Preferred stock

As of the date of this prospectus supplement, Wells Fargo was authorized to issue, without further stockholder approval, 24,000,000 shares of preferred stock, consisting of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value, including shares already issued or reserved for issuance. At September 30, 2009, Wells Fargo had 9,591,921 shares of preferred stock issued and outstanding (excluding ESOP preferred stock discussed below). Wells Fargo had not issued any shares of preference stock as of September 30, 2009. In this description of Wells Fargo capital stock, “preferred stock” means preferred stock and preference stock unless the context indicates otherwise.

Wells Fargo’s board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of the holders of Wells Fargo common stock. Wells Fargo can issue shares of preferred stock at any time in any amount (including fractional shares), provided that not more than 24,000,000 shares of preferred stock are outstanding at any one time.

Shares of Wells Fargo common stock are subject to the rights of holders of Wells Fargo preferred stock. Wells Fargo preferred stockholders are entitled to payment of dividends on their preferred stock before Wells Fargo can pay dividends on Wells Fargo common stock. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, its preferred stockholders are entitled to receive, out of any assets remaining for distribution to stockholders, all accrued and unpaid dividends on their preferred stock and any liquidation preference for their preferred stock before holders of Wells Fargo common stock receive any distribution of assets with respect to their common stock.

ESOP preferred stock.

There are 9 series of ESOP preferred stock outstanding, issued in each of the years from 2000 through 2008, representing an aggregate of 2,962,700 authorized shares of preferred stock and 478,620 outstanding shares of preferred stock. The ESOP preferred stock has a stated value of $1,000.00 per share and provides for cumulative quarterly dividends at a rate that varies depending on its year of issuance and on the Current Market Price, as that term is used in the certificate of designations for the applicable series of ESOP preferred stock, of one share of common stock as of a fixed trading date as compared with certain target prices for one share of common stock specified in the applicable certificate of designations. All outstanding shares of ESOP preferred stock are held of record by a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (the “Plan”). The ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the “Fair Market Value” per share of ESOP preferred stock, as that term is used in the certificate of designations for the applicable series of ESOP preferred stock, on the date fixed for redemption.

The ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable “Conversion Price,” as that term is used in the certificate of designations for the applicable series of ESOP preferred stock, when:

•	the ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of the ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of ESOP preferred stock are not entitled to vote, except under the limited circumstances. The ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the ESOP preferred stock.

PPS preferred stock.

In connection with the issuance of preferred purchase securities by wholly owned trust subsidiaries of Wells Fargo, Wells Fargo has designated two series of preferred stock, consisting of 25,001 designated shares of Non-Cumulative Perpetual Preferred Stock, Series A (“Series A preferred stock”) and 17,501 designated shares of Non-Cumulative Perpetual Preferred Stock, Series B (“Series B preferred stock” and, together with the

Series A preferred stock, sometimes referred to herein collectively as the “PPS preferred stock”), expected to be issued pursuant to stock purchase contracts in the future to the trusts as part of the preferred purchase securities offerings. When issued, the PPS preferred stock will have a fixed liquidation preference of $100,000 per share. If Wells Fargo liquidates, dissolves or winds up its affairs, holders of PPS preferred stock will be entitled to receive, out of Wells Fargo’s assets available for distribution to stockholders, an amount per share equal to the liquidation preference per share. The PPS preferred stock will not be convertible into Wells Fargo common stock or any other class or series of Wells Fargo securities and will not be subject to any sinking fund or any other obligation of Wells Fargo for their repurchase or retirement.

Dividends on shares of PPS preferred stock will not be mandatory. Holders of the PPS preferred stock, in preference to the holders of Wells Fargo common stock and of any other shares of Wells Fargo stock ranking junior to the PPS preferred stock as to payment of dividends, will be entitled to receive, only when, as and if declared by the Wells Fargo board of directors, out of assets legally available for payment, cash dividends. These dividends will be payable as follows:

•

on the Series A preferred stock (a) if it is issued prior to March 26, 2013, semi-annually at a rate per annum equal to 7.70% until March 2013, and (b) thereafter, quarterly at a rate per annum that will be reset quarterly equal to the three-month LIBOR plus 3.89%, applied to the $100,000 liquidation preference per share; and

•

on the Series B preferred stock (a) if it is issued prior to September 26, 2013, semi-annually at a rate per annum equal to 9.75% until September 2013, and (b) thereafter, quarterly at a rate per annum that will be reset quarterly equal to the three-month LIBOR plus 5.83%, applied to the $100,000 liquidation preference per share.

The Series A preferred stock may not be redeemed prior to the later of March 26, 2013 and the Stock Purchase Date, as that term is used in the certificate of designations for the Series A preferred stock. The Series B preferred stock may not be redeemed prior to the later of September 26, 2013 and the Stock Purchase Date, as that term is used in the certificate of designations for the Series B preferred stock. On the applicable date or on any subsequent dividend payment date, subject to limitations referenced below, the PPS preferred stock may be redeemed, in whole or in part, at Wells Fargo’s option. Any such redemption will be at a cash redemption price of $100,000 per share, plus an amount equal to any declared and unpaid dividends, without regard to any undeclared dividends. Holders of PPS preferred stock will have no right to require the redemption or repurchase of the PPS preferred stock.

Wells Fargo’s right to redeem the PPS preferred stock once issued is subject to the prior approval of the Federal Reserve Board and certain other contractual obligations set forth in a replacement capital covenant entered into by Wells Fargo at the time the preferred purchase securities were issued.

Except as required by law, the holders of PPS preferred stock are not entitled to vote, except under limited circumstances.

Whenever, at any time or times, dividends payable on any shares of Series A preferred stock or Series B preferred stock have not been declared and paid in full for such number of dividend periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding Series A preferred stock and Series B preferred stock, as applicable, shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of preferred stock ranking on parity with the Series A preferred stock or Series B preferred stock, as applicable, either as to dividends or on the distribution of assets upon liquidation, dissolution or winding-up, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), to elect two directors at our next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Series A preferred stock or Series B preferred stock, as applicable, shall be entitled to 100 votes for each share held (the holders of shares of any other series of Voting Parity Stock being entitled to such number of votes, if any, for each share of preferred stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of our board of directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series A preferred stock or Series B preferred stock, as applicable (together with the holders of shares of any one or more other series of Voting Parity Stock). The right of the holders of the Series A preferred stock or Series B preferred stock, as applicable (voting together as a class with the holders of shares of any one or more other series of Voting Parity Stock), to elect members of our board of directors shall continue until such time as at least four consecutive quarterly dividends (or the equivalent thereof) on the Series A preferred stock or Series B preferred stock, as applicable, shall have been paid in full, at which time such right with respect to the Series A preferred stock or Series B preferred stock shall terminate, except as otherwise expressly provided by law or in the applicable certificate of designations, subject to revesting in the event of any subsequent default of the character described above.

So long as any Series A preferred stock or Series B preferred stock remains outstanding, the consent of the holders of the outstanding Series A preferred stock or Series B preferred stock, as applicable, and outstanding shares of all other series of preferred stock (other than any series of preferred stock with a liquidation preference of less than $100,000 per share) ranking on a parity with such shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, by a vote of at least two-thirds of all such outstanding Series A preferred stock or Series B preferred stock, as applicable, and such other series of preferred stock voting together as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Series A preferred stock or Series B preferred stock, as applicable, with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding-up or the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our restated certificate of incorporation, as amended, or of the resolutions set forth in the certificate of designation for the Series A preferred stock or Series B preferred stock, as applicable, designating such preferred stock and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the Series A preferred stock or Series B preferred stock, as applicable, or of the holders thereof; provided that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of any series of preferred stock, in each case ranking on a parity with or junior to the Series A preferred stock or Series B preferred stock, as applicable, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The PPS preferred stock does not have preemptive rights.

Series D preferred stock.

Pursuant to the Securities Purchase Agreement, Wells Fargo issued to the United States Department of the Treasury 25,000 shares of Series D Preferred Stock, having a liquidation amount per share equal to $1,000,000, for a total price of $25 billion.

The Series D Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Wells Fargo may not redeem the Series D Preferred Stock during the first three years except with the proceeds from a “qualified equity offering.” After three years, Wells Fargo may, at its option, subject to any necessary bank regulatory approval, redeem the Series D Preferred Stock at par value plus accrued and unpaid dividends. The Series D Preferred Stock is generally non-voting. Prior to October 28, 2011, unless Wells Fargo has redeemed the Series D Preferred Stock or the Department of the Treasury has transferred all of the Series D Preferred Stock to third parties, the consent of the Department of the Treasury will be required for Wells Fargo to declare or pay any dividend or make any distribution on Wells Fargo’s common stock, other than regular quarterly cash dividends not exceeding $0.34 per share or dividends payable only in shares of its common stock, or repurchase our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Securities Purchase Agreement.

We expect to use the net proceeds from the sale of our common stock together with existing funds to redeem all of our Series D Preferred Stock. Following our redemption of such shares of Series D Preferred Stock, such shares will resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Dividend Equalization Preferred Shares.

In connection with the completion of the merger with Wachovia, Wells Fargo issued Dividend Equalization Preferred Shares (“DEP Shares”) in exchange for Wachovia Dividend Equalization Preferred Shares issued and outstanding immediately prior to completion of the merger.

With regard to distributions upon liquidation or dissolution, the DEP Shares rank junior to any other class or series of Wells Fargo preferred stock issued in exchange for preferred stock established by the Wachovia board of directors after September 1, 2001 and each class or series of preferred stock established by the Wells Fargo board of directors following the issuance of the DEP Shares, and ranks senior to the common stock for the $10.00 liquidation preference described below.

Holders of DEP Shares are not entitled to receive any dividends.

The DEP Shares are not convertible or exchangeable. The DEP Shares are redeemable, in whole or in part, at Wells Fargo’s option after December 31, 2021, for an amount equal to $10.00 per DEP Share (or $0.01 per one one-thousandth of a DEP Share). Wells Fargo must provide no less than 30 and no more than 60 days notice prior to any date specified for redemption of DEP Shares. If Wells Fargo redeems less than all outstanding DEP Shares, then Wells Fargo may redeem all shares held by holders of fewer than one-tenth of a share, or by holders that would hold fewer than one-tenth of a share following the redemption.

In the event of liquidation, holders of DEP Shares are entitled to receive, before any distribution is made to the holders of common stock or any other junior stock, but after any distribution to any other class or series of Wells Fargo preferred stock issued in exchange for preferred stock established by the Wachovia board of directors after September 1, 2001, an amount equal to $10.00 per DEP Share. The holders of DEP Shares have no other right or claim to any of the remaining assets of the company. Each one one-thousandth of a DEP Share has a corresponding liquidation preference of $0.01.

Holders of DEP Shares do not have voting rights, except those required by applicable law or the rules of a securities exchange on which the DEP Shares may be listed. Wells Fargo has not listed the DEP Shares with any securities exchange.

Class A Preferred Stock, Series G.

In connection with the completion of the merger with Wachovia, Wells Fargo authorized Class A Preferred Stock, Series G (“Series G Preferred Stock”) which will be issuable in exchange for Series A Preferred Securities issued by Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia, only at the direction of the Office of the Comptroller of the Currency under the following specified circumstances:

•	Wachovia Bank, National Association becomes undercapitalized under the OCC’s “prompt corrective action” regulations, or

•	Wachovia Bank is placed into conservatorship or receivership, or

•

the OCC, in its sole discretion, anticipates that Wachovia Bank may become undercapitalized in the near term, or takes supervisory action that limits the payment of dividends by Wachovia Preferred Funding Corp. and in connection therewith directs an exchange.

The Series G Preferred Stock, if and when issued, will be represented by depositary shares of Wells Fargo, each representing one six-hundredth of a share of Series G Preferred Stock. If and when issued, Wells Fargo’s depositary shares will be validly issued, fully paid, and non-assessable. The holders of the Series G Preferred Stock will have no preemptive rights with respect to any shares of Wells Fargo’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The Series G Preferred Stock will be perpetual and will not be convertible into shares of Wells Fargo common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

The Series G Preferred Stock would rank senior to its common stock and to any other securities which Wells Fargo may issue in the future that are subordinate to the Series G Preferred Stock. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Series G Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution without the consent of the holders of the Series G Preferred Stock.

Dividends. Holders of the Series G Preferred Stock will be entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends at the rate of 7.25% per annum of the liquidation preference, which will be $15,000.00 per share of the Series G Preferred Stock. Holders of depositary shares will receive one six-hundredth of any such dividend and one six-hundredth of any such liquidation preference. If authorized and declared, dividends on the Series G Preferred Stock will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the immediately preceding business day. Wells Fargo refers to each such quarter of a calendar year as a “dividend period”. Dividends in each quarterly period will accrue from the first day of such period. The record date for payment of dividends on the Series G Preferred Stock and Wells Fargo’s depositary shares will be the 15th calendar day of the last calendar month of the applicable dividend period. No interest will be paid on any dividend payment of depositary shares representing the Series G Preferred Stock.

The right of holders of the Series G Preferred Stock to receive dividends will be non-cumulative. If Wells Fargo’s board of directors does not declare a dividend on the Series G Preferred Stock or declares less than a full dividend in respect of any dividend period, the holders of the Series G Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Wells Fargo will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series G Preferred Stock or Wells Fargo’s common stock or any other class or series of Wells Fargo’s preferred stock.

Unless full dividend payments on the Series G Preferred Stock have been declared and paid for the immediately preceding dividend period: no cash dividend or distribution may be paid by Wells Fargo on stock junior to the Series G Preferred Stock, other than distributions or dividends payable in such junior stock, no such junior stock may be redeemed by Wells Fargo for any consideration, and no monies shall be paid by Wells Fargo or made available for a sinking fund for the redemption of such junior stock.

Redemption. Except for certain limited circumstances described below, the Series G Preferred Stock will not be redeemable prior to December 31, 2022. On or after such date, Wells Fargo may redeem the Series G Preferred Stock for cash, in whole or in part, at any time and from time to time at its option at the redemption price of $15,000.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption. Prior to December 31, 2022, the Series G Preferred Stock may be redeemed in whole, but not in part, at the redemption price of $15,000.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption, at Wells Fargo’s discretion in the event that Wells Fargo receives a letter or opinion of counsel which states that there is a significant risk that the Series G Preferred Stock will no longer constitute Tier 1 capital of Wells Fargo for purposes of the capital adequacy guidelines or policies of the Federal Reserve as a result of any changes in applicable laws, related regulations, official interpretations or policies, any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations. For redemptions after December 31, 2022, if Wells Fargo’s board of directors determines that Wells Fargo should redeem fewer than all of the outstanding Series G Preferred Stock, the securities to be redeemed will be determined by lot, pro rata, or by such other method as Wells Fargo’s board of directors in its sole discretion determines to be equitable.

Dividends will cease to accrue on the Series G Preferred Stock called for redemption on and as of the date fixed for redemption and such Series G Preferred Stock will be deemed to cease to be outstanding, provided, that the redemption price, including any authorized and declared but unpaid dividends for the current dividend period, if any, to the date fixed for redemption, has been duly paid or provision has been made for such payment. Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of the Series G Preferred Stock to be redeemed at such holder’s registered address.

Rights upon Liquidation. In the event Wells Fargo voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the Series G Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $15,000.00 per share, or $25.00 per depositary share representing a one-six hundredth interest in the Series G Preferred Stock, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Series G Preferred Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Series G Preferred Stock upon liquidation and the rights of its depositors and/or series of securities ranking senior to or on a parity with the Series G Preferred Stock upon liquidation and the rights of its depositors and creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series G Preferred Stock will have no right or claim to any of Wells Fargo’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, Wells Fargo’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series G Preferred Stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Series G Preferred Stock and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, Wells Fargo’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Wells Fargo’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding up.

Voting Rights. Holders of the Series G Preferred Stock will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

Description of the Wells Fargo Series G Depositary Shares.

Each Wells Fargo Series G depositary share will represent a one six-hundredth interest in one share of Series G Preferred Stock. The depositary shares will be evidenced by depositary receipts. The shares of Series G Preferred Stock underlying the depositary shares will, upon issuance, be deposited with Wachovia Bank, N.A., as depositary, under a deposit agreement between Wells Fargo, the depositary and all holders from time to time of depositary receipts issued by the depositary thereunder. Wells Fargo does not intend to list or quote the depositary shares or the Series G Preferred Stock on any national securities exchange or national quotation system. Accordingly, there will be no public trading market for the depositary shares or the Series G Preferred Stock.

Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, through the depositary, to all the rights, preferences and privileges of a fractional share of the Series G Preferred Stock.

The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.

The depositary’s office at which the depositary receipts will be administered is located at One Wachovia Center, Charlotte, North Carolina 28288.

Depositary shares may be held either directly or indirectly through a broker or other financial institution. If you hold depositary shares directly, by having depositary shares registered in your name on the books of the depositary, you are a depositary receipt holder. If you hold the depositary shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions. The depositary will distribute all cash dividends, dividends paid in depositary shares representing fully paid and non-assessable shares of Series G Preferred Stock or other cash distributions received in respect of the Series G Preferred Stock to the record holders of depositary shares representing such Series G Preferred Stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, after consultation with Wells Fargo, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares. If the Series G Preferred Stock underlying the depositary shares are redeemed, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption, in whole or in part, of such Series G Preferred Stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such Series G Preferred Stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, in Wells Fargo’s sole discretion.

After the date fixed for redemption (which will be the same date as the redemption date, if any, for the Series G Preferred Stock), the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Class A Preferred Stock, Series H.

In connection with the completion of the merger with Wachovia, Wells Fargo authorized Class A Preferred Stock, Series H (“Series H Preferred Stock”) which will be issuable in exchange for Series B Preferred Securities issued by Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia, only at the direction of the Office of the Comptroller of the Currency under the following specified circumstances:

•	Wachovia Bank, National Association becomes undercapitalized under the OCC’s “prompt corrective action” regulations, or

•	Wachovia Bank is placed into conservatorship or receivership, or

•

the OCC, in its sole discretion, anticipates that Wachovia Bank may become undercapitalized in the near term, or takes supervisory action that limits the payment of dividends by Wachovia Preferred Funding Corp. and in connection therewith directs an exchange.

As of the date of this prospectus, all of the Series B Preferred Securities issued by Wachovia Preferred Funding Corp. are owned by Wachovia Preferred Funding Corp.

The Series H Preferred Stock, if and when issued, will be represented by depositary shares of Wells Fargo, each representing one eight-hundredth of a share of Series H Preferred Stock. If and when issued, Wells Fargo’s depositary shares will be validly issued, fully paid, and non-assessable. The holders of the Series H Preferred Stock will have no preemptive rights with respect to any shares of Wells Fargo’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The Series H Preferred Stock will be perpetual and will not be convertible into shares of Wells Fargo common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

Rank. The Series H Preferred Stock would rank senior to its common stock and to any other securities which Wells Fargo may issue in the future that are subordinate to the Series H Preferred Stock. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Series H Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution without the consent of the holders of the Series H Preferred Stock.

Dividends. Holders of the Series H Preferred Stock will be entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends at (i) a floating rate per annum equal to 1.83% plus the three month LIBOR rate for the related dividend period or (ii) following any transfer through an initial public offering, private placement or otherwise to any party who is not affiliated with Wachovia of the Wachovia Preferred Funding Corp. Series B Preferred Securities, a fixed rate per annum equal to 1.83% plus the applicable three month LIBOR rate at the time of the initial transfer, in each case expressed as a percentage of the liquidation preference, which will be $20,000.00 per share of the Series H Preferred Stock. Holders of depositary shares will receive one eight-hundredth of any such dividend and one eight-hundredth of any such liquidation preference. If authorized and declared, dividends on the Series H Preferred Stock will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. Wells Fargo refers to each such quarter of a calendar year as a “dividend period”. Dividends in each quarterly period will accrue from the first day of such period. The record date for payment of dividends on the Series H Preferred Stock and Wells Fargo’s depositary shares will be the 15th calendar day of the last calendar month of the applicable dividend period. No interest will be paid on any dividend payment of depositary shares representing the Series H Preferred Stock.

The right of holders of the Series H Preferred Stock to receive dividends will be non-cumulative. If Wells Fargo’s board of directors does not declare a dividend on the Series H Preferred Stock or declares less than a full dividend in respect of any dividend period, the holders of the Series H Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Wells Fargo will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series H Preferred Stock or Wells Fargo’s common stock or any other class or series of Wells Fargo’s preferred stock.

Unless full dividend payments on the Series H Preferred Stock have been declared and paid for the immediately preceding dividend period: no cash dividend or distribution may be paid by Wells Fargo on stock junior to the Series H Preferred Stock, other than distributions or dividends payable in such junior stock, no such junior stock may be redeemed by Wells Fargo for any consideration, and no monies shall be paid by Wells Fargo or made available for a sinking fund for the redemption of such junior stock.

Redemption. Subject to the prior approval of the OCC, Wells Fargo may redeem the Series H Preferred Stock for cash, in whole or in part, at any time and from time to time at its option at the redemption price of $20,000.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption.

Rights upon Liquidation. In the event Wells Fargo voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the Series H Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $20,000.00 per share, or $25.00 per depositary share representing a one eight-hundredth interest in the Series H Preferred Stock, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Series H Preferred Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Series H Preferred Stock upon liquidation and the rights of its depositors and/or series of securities ranking senior to or on a parity with the Series H Preferred Stock upon liquidation and the rights of its depositors and creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series H Preferred Stock will have no right or claim to any of Wells Fargo’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, Wells Fargo’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series H Preferred Stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Series H Preferred Stock and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, Wells Fargo’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Wells Fargo’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding up.

Voting Rights. Holders of the Series H Preferred Stock will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

Description of the Wells Fargo Series H Depositary Shares.

Each Wells Fargo Series H depositary share will represent a one eight-hundredth interest in one share of Series H Preferred Stock. The depositary shares will be evidenced by depositary receipts. The shares of Series H Preferred Stock underlying the depositary shares will, upon issuance, be deposited with Wachovia Bank, N.A., as depositary, under a deposit agreement between Wells Fargo, the depositary and all holders from time to time of depositary receipts issued by the depositary thereunder. Wells Fargo does not intend to list or quote the depositary shares or the Series H Preferred Stock on any national securities exchange or national quotation system. Accordingly, there will be no public trading market for the depositary shares or the Series H Preferred Stock.

Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, through the depositary, to all the rights, preferences and privileges of a fractional share of the Series H Preferred Stock.

The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.

The depositary’s office at which the depositary receipts will be administered is located at One Wachovia Center, Charlotte, North Carolina 28288.

Depositary shares may be held either directly or indirectly through a broker or other financial institution. If you hold depositary shares directly, by having depositary shares registered in your name on the books of the depositary, you are a depositary receipt holder. If you hold the depositary shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions. The depositary will distribute all cash dividends, dividends paid in depositary shares representing fully paid and non-assessable shares of Series H Preferred Stock or other cash distributions received in respect of the Series H Preferred Stock to the record holders of depositary shares representing such Series H Preferred Stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, after consultation with Wells Fargo, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares. If the Series H Preferred Stock underlying the depositary shares are redeemed, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption, in whole or in part, of such Series H Preferred Stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such Series H Preferred Stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, in Wells Fargo’s sole discretion.

After the date fixed for redemption (which will be the same date as the redemption date, if any, for the Series H Preferred Stock), the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Class A Preferred Stock, Series I.

In connection with the completion of the merger with Wachovia, Wells Fargo authorized Class A Preferred Stock, Series I (“Wells Fargo Preferred Stock Series I”) in exchange for Wachovia Class A Preferred Stock Series I authorized immediately prior to completion of the merger. Wachovia Capital Trust III, a Delaware statutory trust, issued 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities (WITS) which are guaranteed by Wachovia. The WITS include 1/100th interests in stock purchase contracts between the trust and Wachovia under which the trust agreed to purchase, and Wachovia agreed to sell, shares of Wachovia Preferred Stock Series I. The sale and purchase date is expected to be March 15, 2011 but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as March 15, 2012. In connection with the Wachovia merger, we assumed all obligations of Wachovia with respect to the WITS.

Rank. The Wells Fargo Preferred Stock Series I will rank senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series I. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Wells Fargo Preferred Stock Series I as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series I.

Dividends. Dividends on shares of Wells Fargo Preferred Stock Series I will not be mandatory. Holders of the Wells Fargo Preferred Stock Series I will be entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $100,000 per share of Wells Fargo Preferred Stock Series I. These dividends will be payable (1) if the Wells Fargo Preferred Stock Series I is issued prior to March 15, 2011, semi-annually in arrears on each March 15 and September 15 through March 15, 2011 and (2) from and including March 15, 2011 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15, and December 15. For any dividend period ending prior to the dividend payment date in March 2011, dividends will accrue at a rate per annum equal to 5.80%, and for any dividend period ending after the dividend payment date in March 2011, dividends will accrue at a rate per annum equal to the greater of (x) three-month LIBOR for the related dividend period plus 0.93% and (y) 5.56975%. The right of holders of Wells Fargo Preferred Stock Series I to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series I and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Wells Fargo Preferred Stock Series I, and accrued dividends, including any accumulations on such voting parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

Redemption. So long as full dividends on all outstanding shares of Wells Fargo Preferred Stock Series I for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set aside, Wells Fargo, at the option of Wells Fargo’s board of directors, may redeem the Wells Fargo Preferred Stock Series I in whole or in part on any Dividend Payment Date at any time after the later of March 15, 2011 and the date of the original issuance of the Wells Fargo Preferred Stock Series I. Any such redemption shall be at the redemption price of $100,000 per share plus dividends that have been declared but not paid to the redemption date, without interest.

Rights upon Liquidation. In the event of Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Wells Fargo Preferred Stock Series I at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $100,000 per share, plus any accrued and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo’s stockholders, before any distribution is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series I and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series I upon liquidation and the rights of Wells Fargo’s depositors and other creditors.

Voting. Holders of the Wells Fargo Preferred Stock Series I will not have any voting rights and will not be entitled to elect any directors, except as required by law.

8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J.

In connection with the completion of the merger with Wachovia, Wells Fargo issued 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J (“Wells Fargo Preferred Stock, Series J”) in exchange for Wachovia Preferred Stock Series J issued and outstanding immediately prior to completion of the merger.

Rank. The Wells Fargo Preferred Stock Series J ranks senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series J. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Wells Fargo Preferred Stock Series J as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series J. Each series of Wells Fargo’s authorized preferred stock ranks, with respect to dividend rights and rights upon Wells Fargo’s liquidation, dissolution or winding-up, senior to common stock. The Wells Fargo Preferred Stock Series J and any other series of Wells Fargo preferred stock rank equal to, but not senior to, any series of parity stock.

Dividends. Dividends on shares of Wells Fargo Preferred Stock Series J are not mandatory. Holders of the Wells Fargo Preferred Stock Series J are entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Wells Fargo Preferred Stock Series J. These dividends are payable at a rate per annum equal to 8.00%, quarterly in arrears on each March 15, June 15, September 15 and December 15, from and including the date of issuance. The right of holders of Wells Fargo Preferred Stock Series J to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series J and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Wells Fargo Preferred Stock Series J, and accrued dividends, including any accumulations on such parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

Redemption. So long as full dividends on all outstanding shares of Wells Fargo Preferred Stock Series J for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set aside, Wells Fargo, at the option of Wells Fargo’s board of directors, may redeem the Wells Fargo Preferred Stock Series J in whole or in part on any Dividend Payment Date on or after December 15, 2017. Any such redemption shall be at the redemption price of $1,000 per share plus dividends that have been declared but not paid to the redemption date, without interest.

Rights upon Liquidation. In the event of Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Wells Fargo Preferred Stock Series J at the time outstanding are entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo’s stockholders, before any distribution is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series J and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series J upon liquidation and the rights of Wells Fargo’s depositors and other creditors.

Voting. Holders of the Wells Fargo Preferred Stock Series J do not have any voting rights and are not entitled to elect any directors, except as required by law and except for the voting rights provided for below.

Right to Elect Two Directors upon Nonpayment. If Wells Fargo fails to pay, or declare and set aside for payment, full dividends on the Wells Fargo Preferred Stock Series J or any other class or series of voting parity stock for six dividend periods or their equivalent, whether or not consecutive, the authorized number of Wells Fargo’s directors will be increased by two. The holders of Wells Fargo Preferred Stock Series J, voting together as a single and separate class with the holders of all outstanding voting parity stock, will have the right to elect two directors, by a plurality of votes cast, in addition to the directors then in office at Wells Fargo’s next annual meeting of stockholders. It shall be a qualification for election for any such director that the election of such director shall not cause Wells Fargo to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of Wells Fargo may then be listed or traded) that listed or traded companies must have a majority of independent directors, and provided further that the board of directors shall at no time include more than two such directors (including, for purposes of this limitation, all directors that the holders of any series of voting parity stock are entitled to elect pursuant to like voting rights). When dividends have been paid in full on the Wells Fargo Preferred Stock Series J and any and all voting parity stock for at least four consecutive dividend periods or their equivalent, then the right of the holders of Series J Preferred Stock to elect directors shall cease (but subject always to revesting of such voting rights in the case of any future nonpayment of dividends), and, if and when all rights of holders of Wells Fargo Preferred Stock Series J and voting parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stock holders under this provision shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

Other Voting Rights. So long as any shares of Wells Fargo Preferred Stock Series J are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Wells Fargo Preferred Stock Series J at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Wells Fargo Preferred Stock Series J and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, is necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•

the issuance of any series of preferred stock ranking senior to the Wells Fargo Preferred Stock Series J in the payment of dividends or in the distribution of assets on Wells Fargo’s liquidation, dissolution or winding-up;

•

any amendment, alteration or repeal of any provision of Wells Fargo’s restated certificate of incorporation, as amended (including the certificate of designations creating the Wells Fargo Preferred Stock Series J) or Wells Fargo’s bylaws so as to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series J;

•

any amendment or alteration of Wells Fargo’s restated certificate of incorporation, as amended, or bylaws to authorize, create or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Wells Fargo’s capital stock ranking senior to the Wells Fargo Preferred Stock Series J in the payment of dividends or in the distribution of assets on any liquidation, dissolution or Wells Fargo’s winding-up; or

•

the consummation of a binding share exchange or reclassification involving the Wells Fargo Preferred Stock Series J or a merger or consolidation with another entity, except holders of Wells Fargo Preferred Stock Series J have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Wells Fargo Preferred Stock Series J remains outstanding or, in the case of any such merger or consolidation with respect to which Wells Fargo is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Wells Fargo Preferred Stock Series J remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Wells Fargo Preferred Stock Series J, taken as a whole;

provided, however, that any authorization, creation or increase in the authorized amount of or issuance of Wells Fargo Preferred Stock Series J or any class or series of parity stock or junior stock or any securities convertible into any class or series of parity stock (whether dividends payable in respect of such parity stock are cumulative or non-cumulative) or junior stock is deemed not to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series J, and holders of the Wells Fargo Preferred Stock Series J shall have no right to vote thereon.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Wells Fargo Preferred Stock Series J for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Description of the Series J Depositary Shares.

The shares of Wells Fargo Preferred Stock Series J have been deposited with U.S. Bank, National Association, as depositary, under a deposit agreement that Wells Fargo assumed upon the completion of the Wachovia merger. Pursuant to the deposit agreement, the depositary issued Depository Shares, each of which will represents a 1/40th interest in one share of Wells Fargo Preferred Stock Series J. The Depositary Shares are evidenced by depositary receipts.

U.S. Bank, National Association acts as transfer agent and registrar and paying agent with respect to the Depositary Shares.

The depositary’s office at which the depositary receipts will be administered is located at U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, New York 10005.

Purchasers may hold Depositary Shares either directly or indirectly through their broker or other financial institution. If a purchaser holds Depositary Shares directly, by having depositary shares registered in its name on the books of the depositary, the purchaser is a depositary receipt holder. If a purchaser holds the Depositary Shares through a broker or financial institution nominee, the purchasers must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section.

Dividends and Other Distributions. The depositary distributes all cash dividends or other cash distributions received in respect of the Wells Fargo Preferred Stock Series J to the record holders of Depositary Shares in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary distributes property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution after consultation with us, in which case the depositary may, with Wells Fargo’s approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the Wells Fargo Preferred Stock Series J.

The amounts distributed to holders of Depositary Shares are reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares. If the Wells Fargo Preferred Stock Series J underlying the Depositary Shares is redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Wells Fargo Preferred Stock Series J held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the applicable redemption price per share payable in respect of such Wells Fargo Preferred Stock Series J. If less than all the Wells Fargo Preferred Stock Series J is redeemed, Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for any redemption (which would be the same date as the redemption date for the Wells Fargo Preferred Stock Series J), the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such Depositary Shares.

Voting of the Wells Fargo Preferred Stock Series J. When the depositary receives notice of any meeting at which the holders of the Wells Fargo Preferred Stock Series J are entitled to vote, the depositary mails the information contained in the notice to the record holders of the Depositary Shares relating to the Wells Fargo Preferred Stock Series J. Each record holder of the Depositary Shares on the record date, which is the same date as the record date for the Wells Fargo Preferred Stock Series J, may instruct the depositary to vote the amount of the Wells Fargo Preferred Stock Series J represented by the holder’s Depositary Shares. To the extent possible, the depositary will try to vote the amount of the Wells Fargo Preferred Stock Series J represented by Depositary Shares in accordance with the instructions it receives. Wells Fargo agrees to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Wells Fargo Preferred Stock Series J, it does not vote the amount of Wells Fargo Preferred Stock Series J represented by such Depositary Shares.

Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K.

In connection with the completion of the merger with Wachovia, Wells Fargo issued Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K (“Wells Fargo Preferred Stock Series K”) in exchange for Wachovia Preferred Stock Series K issued and outstanding immediately prior to completion of the merger.

Rank. The Wells Fargo Preferred Stock Series K ranks senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series K. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Wells Fargo Preferred Stock Series K as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series K.

Dividends. Dividends on shares of Wells Fargo Preferred Stock Series K are not mandatory. Holders of the Wells Fargo Preferred Stock Series K are entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Wells Fargo Preferred Stock Series K. These dividends are payable (1) from and including the date of issuance to but excluding March 15, 2018, semi-annually in arrears on each March 15 and September 15, at a rate per annum equal to 7.98%, beginning on the first dividend payment date following completion of the merger, and (2) from and including March 15, 2018, quarterly in arrears on each March 15, June 15, September 15, and December 15 at a rate per annum equal to Three-Month LIBOR for the related dividend period plus 3.77%, beginning on June 15, 2018. The right of holders of Wells Fargo Preferred Stock Series K to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series K and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Wells Fargo Preferred Stock Series K, and accrued dividends, including any accumulations on such voting parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

Redemption. So long as full dividends on all outstanding shares of Wells Fargo Preferred Stock Series K for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set aside, Wells Fargo, at the option of Wells Fargo’s board of directors, may redeem the Wells Fargo Preferred Stock Series K in whole or in part on any Dividend Payment Date on or after March 15, 2018. Any such redemption shall be at the redemption price of $1,000 per share plus dividends that have been declared but not paid to the redemption date, without interest.

Rights upon Liquidation. In the event of Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Wells Fargo Preferred Stock Series K at the time outstanding are entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo’s stockholders, before any distribution is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series K and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series K upon liquidation and the rights of Wells Fargo’s depositors and other creditors.

Voting. Holders of the Wells Fargo Preferred Stock Series K do not have any voting rights and are not entitled to elect any directors, except as required by law and except for the special voting rights provided for below.

Right to Elect Two Directors upon Nonpayment. If Wells Fargo fails to pay, or declare and set aside for payment, full dividends on the Wells Fargo Preferred Stock Series K or any other class or series of voting parity stock for six dividend periods or their equivalent, the authorized number of Wells Fargo’s directors will be increased by two. The holders of Wells Fargo Preferred Stock Series K, voting together as a single and separate class with the holders of all outstanding voting parity stock, will have the right to elect two directors, by a plurality of votes cast, in addition to the directors then in office at Wells Fargo’s next annual meeting of stockholders. It shall be a qualification for election for any such director that the election of such director shall not cause Wells Fargo to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of Wells Fargo may then be listed or traded) that listed or traded companies must have a majority of independent directors, and provided further that the board of directors shall at no time include more than two such directors (including, for purposes of this limitation, all directors that the holders of any series of voting parity stock are entitled to elect pursuant to like voting rights). When dividends have been paid in full on the Wells Fargo Preferred Stock Series K and any and all voting parity stock for at least four consecutive dividend periods or their equivalent, then the right of the holders of Series K Preferred Stock to elect directors shall cease (but subject always to revesting of such voting rights in the case of any future nonpayment of dividends), and, if and when all rights of holders of Wells Fargo Preferred Stock Series K and voting parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stock holders under this provision shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

Other Voting Rights. So long as any shares of Wells Fargo Preferred Stock Series K are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Wells Fargo Preferred Stock Series K at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Wells Fargo Preferred Stock Series K and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, is necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•

the issuance of any series of preferred stock ranking senior to the Wells Fargo Preferred Stock Series K in the payment of dividends or in the distribution of assets on Wells Fargo’s liquidation, dissolution or winding-up;

•

any amendment, alteration or repeal of any provision of Wells Fargo’s restated certificate of incorporation, as amended (including the certificate of designation creating the Wells Fargo Preferred Stock Series K) or Wells Fargo’s bylaws that would alter or change the voting powers, preferences, privileges or rights of the Wells Fargo Preferred Stock Series K so as to affect them adversely;

•

any amendment or alteration of Wells Fargo’s restated certificate of incorporation, as amended, or bylaws to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Wells Fargo’s capital stock ranking prior to the Wells Fargo Preferred Stock Series K in the payment of dividends or in the distribution of assets on any liquidation, dissolution or Wells Fargo’s winding-up; or

•

the consummation of a binding share exchange or reclassification involving the Wells Fargo Preferred Stock Series K or a merger or consolidation with another entity, except holders of Wells Fargo Preferred Stock Series K have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Wells Fargo Preferred Stock Series K remains outstanding or, in the case of any such merger or consolidation with respect to which Wells Fargo is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Wells Fargo Preferred Stock Series K remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Wells Fargo Preferred Stock Series K, taken as a whole;

provided, however, that any authorization, creation or increase in the authorized amount of or issuance of Wells Fargo Preferred Stock Series K or any class or series of parity stock or junior stock or any securities convertible into any class or series of parity stock (whether dividends payable in respect of such parity stock are cumulative or non-cumulative) or junior stock is deemed not to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series K, and holders of the Wells Fargo Preferred Stock Series K shall have no right to vote thereon.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Wells Fargo Preferred Stock Series K for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L.

In connection with the completion of the merger with Wachovia, Wells Fargo issued 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L (“Wells Fargo Preferred Stock Series L”) in exchange for Wachovia Preferred Stock Series L issued and outstanding immediately prior to completion of the merger.

Rank. The Wells Fargo Preferred Stock Series L ranks senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series L. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Wells Fargo Preferred Stock Series L as to dividend rights and rights upon dissolution, winding-up and liquidation without the consent of the holders of the Wells Fargo Preferred Stock Series L.

Dividends. Dividends on shares of Wells Fargo Preferred Stock Series L are not cumulative. Holders of the Wells Fargo Preferred Stock Series L are entitled to receive, if, as and when declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Wells Fargo Preferred Stock Series L. These dividends are payable at a rate per annum equal to 7.50%, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on the first dividend payment date following completion of the merger, from and including the date of issuance. The right of holders of Wells Fargo Preferred Stock Series L to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series L and any parity stock, all dividends upon shares of the Wells Fargo Preferred Stock Series L and such parity stock will be declared on a proportional basis, based upon the ratio of the amount of dividends declared on each series to the amount that if declared would be full dividends (including accrued and unpaid dividends as to any parity stock that bears dividends on a cumulative basis) through the next succeeding applicable dividend payment date.

Redemption. The Wells Fargo Preferred Stock Series L is not redeemable and is not subject to any sinking fund or other obligation to redeem, repurchase or retire the Wells Fargo Preferred Stock Series L.

Optional Conversion Right. Each share of the Wells Fargo Preferred Stock Series L may be converted at any time, at the option of the holder, into 6.3814 shares of Wells Fargo’s common stock plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

Mandatory Conversion at Wells Fargo’s Option. On or after March 15, 2013, Wells Fargo may, at Wells Fargo’s option, at any time or from time to time cause some or all of the Wells Fargo Preferred Stock Series L to be converted into shares of Wells Fargo’s common stock at the then applicable conversion rate if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of Wells Fargo’s common stock exceeds 130% of the then applicable conversion price of the Wells Fargo Preferred Stock Series L. Wells Fargo will provide notice of Wells Fargo’s decision to exercise Wells Fargo’s right to cause the mandatory conversion within three trading days of the end of the 30 consecutive trading day period. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

Limitation on Beneficial Ownership. Notwithstanding the foregoing, no holder of Wells Fargo Preferred Stock Series L is entitled to receive shares of Wells Fargo’s common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Wells Fargo’s common stock outstanding at such time. Any purported delivery of shares of Wells Fargo’s common stock upon conversion of Wells Fargo Preferred Stock Series L shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Wells Fargo’s common stock outstanding at such time. If any delivery of shares of Wells Fargo’s common stock owed to a holder upon conversion of Wells Fargo Preferred Stock Series L is not made, in whole or in part, as a result of this limitation, Wells Fargo’s obligation to make such delivery shall not be extinguished and Wells Fargo shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Wells Fargo common stock outstanding at such time. This limitation on beneficial ownership does not constrain in any event Wells Fargo’s ability to exercise Wells Fargo’s right to cause the Wells Fargo Preferred Stock Series L to convert mandatorily.

Conversion Upon Certain Acquisitions. The following provisions apply if, prior to the conversion date, one of the following events occur prior to the conversion date for shares of Wells Fargo Preferred Stock Series L:

•

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Wells Fargo’s common equity representing more than 50% of the voting power of Wells Fargo’s common stock; or

•

consummation of any consolidation or merger or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Wells Fargo and its subsidiaries, taken as a whole, to any person other than one of Wells Fargo’s subsidiaries, in each case pursuant to which Wells Fargo’s shares of common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions.” However, a make-whole acquisition is deemed not to have occurred if at least 90% of the consideration (as determined by Wells Fargo’s board of directors) received by holders of Wells Fargo’s common stock in the transaction or transactions consists of shares of common stock or American depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or on securities exchanges in the European Economic Area when issued or exchanged in connection with a make-whole acquisition.

The phrase “all or substantially all” of Wells Fargo’s assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of Wells Fargo’s assets.

Upon a make-whole acquisition, Wells Fargo will, under certain circumstances, increase the conversion rate in respect of any conversions of the Wells Fargo Preferred Stock Series L that occur during the period (make-whole acquisition conversion period) beginning on the effective date of the make-whole acquisition (effective date) and ending on the date that is 30 days after the effective date, by a number of additional shares of Wells Fargo common stock (make-whole shares) as described below.

Wells Fargo will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised, which shall be 30 days after the effective date of the make-whole acquisition. Wells Fargo will also notify holders on the effective date of such make-whole acquisition, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Wells Fargo Preferred Stock Series L, if the Wells Fargo Preferred Stock Series L are held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Wells Fargo Preferred Stock Series L, in order to convert a holder must comply with the requirements set forth in the certificate of designations for the Wells Fargo Preferred Stock Series L and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder’s shares of the Wells Fargo Preferred Stock Series L will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Wells Fargo Preferred Stock Series L for each stock price and effective date set forth below:

	Make-Whole Acquisition Stock Price
Effective Date	$120.54	$125.57	$138.12	$150.68	$156.71	$175.79	$203.72	$226.02	$251.13	$301.36	$401.81	$502.26
April 17, 2008	1.9153	1.8855	1.5191	1.1110	0.9497	0.6471	0.3962	0.2847	0.2091	0.1354	0.0757	0.0458
March 15, 2009	1.9153	1.8775	1.5052	1.0951	0.9437	0.6331	0.3763	0.2588	0.1852	0.1175	0.0697	0.0438
March 15, 2010	1.9153	1.8397	1.4913	1.0871	0.9378	0.6073	0.3365	0.2210	0.1533	0.0956	0.0577	0.0358
March 15, 2011	1.9153	1.7899	1.4694	1.0731	0.9238	0.5794	0.2887	0.1712	0.1075	0.0657	0.0398	0.0259
March 15, 2012	1.9153	1.7561	1.4355	1.0652	0.9139	0.5356	0.2051	0.0896	0.0458	0.0299	0.0199	0.0119
March 15, 2013	1.9153	1.6704	1.4275	1.0592	0.9119	0.5097	0.0916	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	1.9153	1.6704	1.4275	1.0592	0.9119	0.5097	0.0916	0.0000	0.0000	0.0000	0.0000	0.0000

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (“stock price”) paid per share of Wells Fargo’s common stock in such transaction. If the holders of Wells Fargo’s shares of common stock receive only cash (in a single per-share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the stock price shall be the cash amount paid per share. For purposes of the preceding sentence as applied to a make-whole acquisition described in the first bullet of the definition of that term, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of Wells Fargo’s common equity representing more than 50% of the voting power of Wells Fargo’s common stock was a tender offer for more than 50% of Wells Fargo’s outstanding common stock. Otherwise, the stock price shall be the average of the closing price per share of Wells Fargo’s common stock on the 10 trading days up to but not including the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Wells Fargo Preferred Stock Series L is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-Dilution Rate Adjustments.”

Conversion Upon Fundamental Change. In lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than $120.54 (a fundamental change), a holder may elect to convert each share of Wells Fargo Preferred Stock Series L during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $60.27 (base price). The base price will be adjusted as of any date that the conversion rate of the Wells Fargo Preferred Stock Series L is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 16.5916 shares of Wells Fargo’s common stock per share of Wells Fargo Preferred Stock Series L, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Wells Fargo Preferred Stock Series L. In lieu of issuing Wells Fargo common stock upon conversion in the event of a fundamental change, Wells Fargo may at Wells Fargo’s option, and if Wells Fargo obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of Wells Fargo common stock otherwise issuable upon conversion. The “reference price” is the “stock price” as defined above in the paragraph immediately succeeding the table under “—Conversion Upon Certain Acquisitions—Make-Whole Shares.”

To exercise the fundamental change conversion right, a holder must comply with the requirements set forth in the certificate of designations for the Wells Fargo Preferred Stock Series L on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Wells Fargo Preferred Stock Series L will remain outstanding until otherwise converted.

Wells Fargo will notify holders, at least 20 days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder’s fundamental change conversion right must be exercised. Wells Fargo also will provide notice to holders on the effective date of a fundamental change, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the fundamental change conversion right, a holder must comply with the requirements set forth in the certificate of designations for the Wells Fargo Preferred Stock Series L on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of Wells Fargo Preferred Stock Series L will remain outstanding (subject to the holder electing to convert such holder’s shares as described above under “—Conversion Upon Certain Acquisitions”).

Reorganization Events. In the event of: (1) any consolidation or merger of Wells Fargo with or into another person in each case pursuant to which Wells Fargo common stock will be converted into cash, securities or other property of Wells Fargo or another person; (2) any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of Wells Fargo and its subsidiaries, taken as a whole, in each case pursuant to which Wells Fargo’s common stock will be converted into cash, securities or other property; (3) any reclassification of Wells Fargo’s common stock into securities, including securities other than Wells Fargo’s common stock; or (4) any statutory exchange of Wells Fargo’s securities with another person (other than in connection with a merger or acquisition), each of which is referred to as a “reorganization event,” each share of the Wells Fargo Preferred Stock Series L outstanding immediately prior to such reorganization event will, without the consent of the holders of the Wells Fargo Preferred Stock Series L, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of the shares of Wells Fargo’s common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the shares of Wells Fargo’s common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Wells Fargo Preferred Stock Series L are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Wells Fargo’s common stock that affirmatively make an election. Holders have the right to convert their shares of Wells Fargo Preferred Stock Series L in the event of certain acquisitions as described under “—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change.” In connection with certain reorganization events, holders of the Wells Fargo Preferred Stock Series L may have the right to vote as a class. See “—Voting.”

Anti-Dilution Rate Adjustments. The conversion rate will be adjusted, without duplication, if certain events occur:

(1) the issuance of Wells Fargo’s common stock as a dividend or distribution to all holders of Wells Fargo’s common stock, or a subdivision or combination of Wells Fargo’s common stock (other than in connection with a transaction constituting a reorganization event), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (OS 1 / OS0)

Where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

OS0	=	the number of shares of Wells Fargo common stock outstanding at the close of business on the record date prior to giving effect to such event

OS1	=	the number of shares of Wells Fargo common stock that would be outstanding immediately after, and solely as a result of, such event

(2) the issuance to all holders of Wells Fargo’s common stock of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a transaction constituting a reorganization event) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Wells Fargo common stock (or securities convertible into Wells Fargo common stock) at less than (or having a conversion price per share less than) the current market price of Wells Fargo common stock as of the record date, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x [(OS0 + X) / (OS0 + Y)]

Where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

OS0	=	the number of shares of Wells Fargo common stock outstanding at the close of business on the record date

X	=	the total number of shares of Wells Fargo common stock issuable pursuant to such rights or warrants (or upon conversion of such securities)

Y	=	the number of shares equal to quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the volume-weighted average price of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants

(3) the dividend or other distribution to all holders of Wells Fargo common stock of shares of Wells Fargo capital stock (other than common stock) or evidences of Wells Fargo’s indebtedness or Wells Fargo’s assets (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) below, any dividend or distribution in connection with a transaction constituting a reorganization event or any spin-off to which the provisions set forth below in this clause (3) apply) in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 — FMV)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price as of the record date

FMV	=	the fair market value (as determined by our board of directors) on the record date of the shares of capital stock, evidences of indebtedness or assets so distributed, applicable to one share of Wells Fargo common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on Wells Fargo’s common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of Wells Fargo (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE, the Nasdaq Stock Market or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1 = CR0 x [(FMV0 + MP0) / MP0]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

FMV0	=	the average of the volume-weighted average price of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days commencing on and including the third volume-weighted average price trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of Wells Fargo common stock applicable to one share of Wells Fargo common stock as determined by Wells Fargo board of directors

MP0	=	the average of the volume-weighted average price of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days commencing on and including the third volume-weighted average price trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market on which Wells Fargo common stock is then traded or quoted

(4) Wells Fargo makes a distribution consisting exclusively of cash to all holders of Wells Fargo common stock, excluding (a) any regular cash dividend on Wells Fargo common stock to the extent that the aggregate regular cash dividend per share of Wells Fargo common stock does not exceed $0.375 / 0.1991 in any fiscal quarter (the dividend threshold amount) and (b) any consideration payable in connection with a tender or exchange offer made by us or any of its subsidiaries referred to in clause (5) below, in which event, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 — C)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price as of the record date

C	=	the amount in cash per share equal to (1) in the case of a regular quarterly dividend, the amount Wells Fargo distributes to holders or pay, less the dividend threshold amount or (2) in any other case, the amount Wells Fargo distributes to holders or pay

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (4).

(5) Wells Fargo or one or more of Wells Fargo’s subsidiaries make purchases of Wells Fargo common stock pursuant to a tender offer or exchange offer by Wells Fargo or one of Wells Fargo’s subsidiaries for Wells Fargo common stock to the extent that the cash and value (as determined by Wells Fargo’s board of directors) of any other consideration included in the payment per share of Wells Fargo common stock validly tendered or exchanged exceeds the volume-weighted average price per share of Wells Fargo common stock on the volume-weighted average price trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (expiration date), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1) / (SP1 x OS0)]

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date

CR1	=	the conversion rate in effect immediately after the expiration date

FMV	=	the fair market value (as determined by Wells Fargo’s board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date

OS1	=	the number of shares of Wells Fargo common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (expiration time) less any purchased shares

OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares

SP1	=	the average of the volume-weighted average price of common stock over each of the ten consecutive volume-weighted average price trading days commencing with the volume-weighted average price trading day immediately after the expiration date

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of Wells Fargo common stock have the right to receive any cash, securities or other property or in which Wells Fargo common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Wells Fargo common stock entitled to receive such cash, securities or other property (whether such date is fixed by Wells Fargo’s board of directors or by statute, contract or otherwise).

“Current market price” of Wells Fargo common stock on any day, means the average of the volume-weighted average price of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (1) through (5) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of Wells Fargo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

Rights upon Liquidation. In the event of Wells Fargo’s voluntary or involuntary dissolution, winding-up and liquidation, the holders of the Wells Fargo Preferred Stock Series L at the time outstanding are entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo stockholders, before any distribution is made to holders of Wells Fargo common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series L and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series L upon liquidation and the rights of Wells Fargo’s creditors. If the amounts available for distribution upon Wells Fargo’s dissolution, winding-up and liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Wells Fargo Preferred Stock Series L and all stock ranking equal to the Wells Fargo Preferred Stock Series L, then the holders of each series of Wells Fargo Preferred Stock Series L will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. After the full amount of the Liquidation Preference is paid, the holders of Wells Fargo Preferred Stock Series L are not be entitled to any further participation in any distribution of Wells Fargo’s assets.

Voting. Holders of the Wells Fargo Preferred Stock Series L do not have any voting rights and are not entitled to elect any directors, except as required by law and except for the special voting rights provided for below.

Right to Elect Two Directors upon Nonpayment. If Wells Fargo fails to pay, or declare and set aside for payment, full dividends on the Wells Fargo Preferred Stock Series L or any other class or series of voting parity stock for six dividend periods or their equivalent (whether or not consecutive), the authorized number of Wells Fargo’s directors will be increased by two. Subject to satisfaction of certain qualifications for persons serving as directors pursuant to regulations of any securities exchange on which Wells Fargo’s securities are then listed or traded, the holders of Wells Fargo Preferred Stock Series L, voting together as a single and separate class with the holders of all outstanding voting parity stock on which dividends likewise have not been paid, will have the right to elect two directors in addition to the directors then in office at Wells Fargo’s next annual meeting of shareholders. When dividends have been paid in full on the Wells Fargo Preferred Stock Series L and any and all voting parity stock for at least four consecutive dividend periods or their equivalent, then the right of the holders of Wells Fargo Preferred Stock Series L to elect directors shall cease (but subject always to revesting of such voting rights in the case of any future nonpayment of dividends), and, if and when all rights of holders of Wells Fargo Preferred Stock Series L and voting parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stock holders under this provision shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

Other Voting Rights. So long as any shares of Wells Fargo Preferred Stock Series L are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Wells Fargo Preferred Stock Series L at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Wells Fargo Preferred Stock Series L and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, is necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•

any amendment, alteration or repeal of any provision of Wells Fargo’s restated certificate of incorporation, as amended (including the certificates of designations creating the Wells Fargo Preferred Stock Series L) or Wells Fargo’s bylaws that would alter or change the voting powers, preferences or special rights of the Wells Fargo Preferred Stock Series L so as to affect them adversely;

•

any amendment or alteration of Wells Fargo’s restated certificate of incorporation, as amended, to authorize or create, or increase the authorized amount of, or any issuance of any shares of, or any securities convertible into shares of, any class or series of Wells Fargo’s capital stock ranking prior to the Wells Fargo Preferred Stock Series L in the payment of dividends or in the distribution of assets on any liquidation, dissolution or Wells Fargo’s winding-up; or

•

the consummation of a binding share exchange or reclassification involving the Wells Fargo Preferred Stock Series L or a merger or consolidation with another entity, except holders of Wells Fargo Preferred Stock Series L have no right to vote under this provision or otherwise under Delaware law if, in each case, (i) the Wells Fargo Preferred Stock Series L remains outstanding or, in the case of any such merger or consolidation with respect to which Wells Fargo is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Wells Fargo Preferred Stock Series L remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Wells Fargo Preferred Stock Series L, taken as a whole;

except that any authorization, creation or increase in the authorized amount of or issuance of Wells Fargo Preferred Stock Series L or any class or series of parity stock or Junior Stock or any securities convertible into any class or series of parity stock (whether dividends payable in respect of such parity stock are cumulative or non-cumulative) or Junior Stock is deemed not to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series L, and, notwithstanding any provision of Delaware law, holders of the Wells Fargo Preferred Stock Series L shall have no right to vote thereon.

Certain U.S. federal tax considerations for

non-U.S. holders of our common stock

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate.

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on sale or other disposition of common stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation, which we refer to as a “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses. We believe we are not, and have not been, a USRPHC, and we do not expect to become a USRPHC.

Backup withholding, information reporting and other reporting requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Our affiliate Wells Fargo Securities, LLC and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Wells Fargo Securities, LLC
Goldman, Sachs & Co.

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to             additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased in connection with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $    .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement. The foregoing restriction will not apply to (a) the shares of common stock to be issued and sold in this offering, (b) the grant or issuance of stock options or other securities pursuant to or in connection with any employment contract, benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants in effect on the date of this prospectus supplement or any employment contract, benefit plan or similar arrangement adopted after the date of this prospectus to facilitate any merger or acquisition transaction described in this prospectus supplement or any documents incorporated by reference in the registration statement of which the accompanying prospectus is a part, (c) sales or issuances of securities pursuant to contractually binding requirements or agreements in effect on the date of this prospectus supplement, or in settlement of the foregoing (including without limitation issuances of common stock to Prudential in connection with its exercise of its rights under the “lookback” option to put to us its minority interest in our retail securities brokerage joint venture, although we have notified Prudential that we expect to pay the purchase price for Prudential’s minority interest with cash), (d) any issuance or commitment to issue securities in connection with any merger or acquisition transaction described in this prospectus supplement or any documents incorporated by reference in the registration statement of which the accompanying prospectus is a part, or (e) any issuance that is the result of an exchange or conversion of any class or series of capital stock for any other series of capital stock pursuant to the terms of such capital stock in effect on the date of this prospectus supplement.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including any shares of common stock which may be deemed to be beneficially owned by such individual in accordance with SEC rules and any shares of common stock which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to (a) bona fide gifts, (b) dispositions to any trust for the direct or indirect benefit of the applicable director or executive officer and/or a member of his or her immediate family, (c) the transfer or intestate succession to the legal representatives or a member of the immediate family of the applicable director or executive officer, (d) the sale pursuant to any existing contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (a “Plan”), (e) the establishment of any Plan, provided that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Plan prior to the expiration of the 60-day period if such Plan was established after the date of this prospectus supplement, (f) dispositions from any grantor retained annuity trust established for the direct benefit of the applicable director or executive officer and/or a member of his or her immediate family pursuant to the terms of such trust, (g) the distribution to any partnership, corporation or limited liability company controlled by the applicable director or executive officer or by a member of his or her immediate family, (h) the disposition pursuant to an existing pledge of common stock or securities convertible into, or exchangeable or exercisable for, common stock as security for a margin account pursuant to the terms of such account, and (i) the exercise pursuant to Wells Fargo’s existing stock option plans effected by means of net share settlement or by the delivery or sale of shares of Wells Fargo common stock held by the applicable director or executive officer; provided that, in the case of any gift, disposition, transfer or distribution pursuant to clause (a) (other than in the case of charitable gifts to not-for- profit organizations), (b), (c) or (g), each donee, transferee or distributee shall execute and deliver to the representatives a lock-up agreement containing the foregoing terms; and provided further, that, in the case of any gift, disposition, Plan or distribution pursuant to clause (a), (b), (e) or (g), no filing by any party under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such gift, disposition, Plan or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above). For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, such officers and directors have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the period ending 60 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “WFC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise. Certain of our affiliates that are broker dealers are participating in this offering and are members of the Financial Industry Regulatory Authority (“FINRA”) that are subject to the rules of the NYSE. Because of their relationship to us, under an NYSE rule that expired on December 14, 2009, they were generally not permitted to make recommendations regarding the purchase or sale of our common stock. Similarly, financial advisors employed by these underwriters or any of their affiliates were not permitted to provide any advice in connection with managing any position in our common stock. While it is still our policy not to permit such affiliates or financial advisors employed by them to make recommendations or provide advice in connection with managing any position in our common stock, we may permit them to do so in the future.

The representatives and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the representatives and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the representatives and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Certain of our affiliates that are broker dealers, including our subsidiary, Wells Fargo Securities, LLC, are members of FINRA and are participating in distributions of the offered securities. Accordingly, offerings of offered securities in which such affiliates or any other U.S. broker-dealer subsidiary of ours or our affiliates participate will conform to the requirements set forth in Rule 2720 of the Conduct Rules of FINRA. Under Rule 2720, no underwriter that has a conflict of interest as defined under Rule 2720 is permitted to sell shares of common stock in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

a.	you confirm and warrant that you are either:

i.	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

ii.	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

iii.	a person associated with the company under section 708(12) of the Corporations Act; or

iv.	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and, to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance.

b.	you warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Austria

This document serves marketing purposes and constitutes neither an offer to sell nor a solicitation to buy any securities. There is no intention to make a public offer in Austria. Should a public offer be made in Austria, a prospectus prepared in accordance with the Austrian Capital Market Act will be published.

The shares of common stock may only be offered in the Republic of Austria in compliance with the provisions of the Austrian Capital Market Act and any other laws applicable in the Republic of Austria governing the offer and sale of the shares of common stock in the Republic of Austria. The shares of common stock are not registered or otherwise authorized for public offer under the Capital Market Act or any other relevant securities legislation in Austria. The recipients of this Prospectus and other selling materials in respect to the shares of common stock have been individually selected and identified before the offer being made and are targeted exclusively on the basis of a private placement. Accordingly, the shares of common stock may not be, and are not being, offered or advertised publicly or offered similarly under either the Capital Market Act or any other relevant securities legislation Austria. This offer may not be made to any other persons than the recipients to whom this document is personally addressed. This Prospectus and other selling materials in respect to the shares of common stock may not be issued, circulated or passed on in Austria to any person except under circumstances neither constituting a public offer of, nor a public invitation to subscribe for, the shares of common stock. This Prospectus has been issued to each prospective investor for its personal use only. Accordingly, recipients of this Prospectus are advised that this Prospectus and any other selling materials in respect to the shares of common stock shall not be passed on by them to any other person in Austria.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) no underwriter has made or will make an offer of securities described in this prospectus to the public in that Relevant Member State, except that an underwriter may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances falling within Article 3 of the EU Prospectus Directive;

provided that no such offer of the securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression European Union Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

This prospectus supplement has not been prepared in the context of a public offering of securities in France (appel public à l’épargne) within the meaning of Article L.411-1 and seq. of the French Code monétaire et financier and Articles 211-1 and seq. of the Autorité des marchés financiers (“AMF”) regulations and has therefore not been submitted to the AMF for prior approval or otherwise. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) on the condition that no such Offering Memorandum nor any other offering material relating to the securities shall be delivered by then to any person nor reproduced (in whole or in part). Such “qualified investors” are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Germany

Any offer or solicitation of shares of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus and prospectus supplement by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin). This prospectus supplement has not been and will not be submitted for approval to the BaFin. This prospectus supplement does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus supplement and any other document relating to the shares of common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the shares of common stock to the public in Germany, any public marketing of the shares of common stock or any public solicitation for offers to subscribe for or otherwise acquire the shares of common stock. The prospectus and other offering materials relating to the offer of the shares of common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

The offering of the shares of common stock has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”), in accordance with Italian securities legislation. Accordingly, the shares of common stock may not be offered or sold, and copies of this offering document or any other document relating to the shares of common stock may not be distributed in Italy except to Qualified Investors, as defined in Article 2, paragraph 2, letter e), (i), (ii) and (iii) of EU Directive 2003/71/EC or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the “Consolidated Financial Act”) or CONSOB Regulation no. 11971 of May 14, 1999, as amended (the “Issuers’ Regulation”) applies, including those provided for under Article 100 of the Finance Law and Article 33 of the Issuers Regulation, and provided, however, that any such offer or sale of the shares of common stock or distribution of copies of this offering document or any other document relating to the shares of common stock in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares of common stock, and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The shares of common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of common stock have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, the shares of common stock may not be re-sold to Korean residents unless the purchaser of the shares of common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares of common stock.

Malaysia

The offer of shares in Malaysia constitutes or relates to an “excluded offer,” “excluded invitation” or “excluded issue” pursuant to Section 229 and Section 230 of the Capital Markets and Services Act 2007 and as a consequence: (i) no prospectus is required to be registered with the Securities Commission of Malaysia; (ii) any document(s) which purport to describe the business and affairs of Wells Fargo & Company (the issuer) in respect of the offer or issue of shares will constitute an information memorandum; and (iii) a copy of the information memorandum is required to be deposited by Wells Fargo & Company with the Securities Commission of Malaysia within seven days after it is first issued in Malaysia.

The distribution in Malaysia of this prospectus supplement (“Documents”), constituting the information memorandum, is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of the Documents. The Documents do not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the Securities Commission or registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

The Netherlands

The shares of common stock may not, directly or indirectly, be offered or acquired in the Netherlands and this offering memorandum may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

People’s Republic of China

This offering memorandum has not been and will not be circulated or distributed in the People’s Republic of China, or PRC. None of the securities have been offered or sold, and will not be offered or sold, directly or indirectly, to any person for re-offering or resale to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Hong Kong, Macau and Taiwan.

Poland

This document and any related documents have not been approved in Poland and may not be, by any means or in any manner, distributed or circulated or communicated to, and the securities may not be offered or sold to, any member of the public in Poland other than qualified investors defined in Art. 8 of the Act of 29 July 2005 on Public Offers and the Conditions of Introducing Financial Instruments to an Organized Trading System and on Public Companies, or investors each of whom acquires securities whose value, as calculated according to their issue or sale price, is not less than €50,000 or the Polish Zloty equivalent calculated on the basis of the average euro exchange rate published by the National Bank of Poland on the pricing date.

No permit has been obtained from the Polish Financial Supervisory Commission (the “FSC”) in relation to the issue of the common stock nor has the issue of the common stock been notified to the FSC in accordance with applicable procedures. Accordingly, the common stock may not be publicly offered Poland, as defined in the Polish Act on Public Offerings and on the Conditions of Introducing Financial Instruments to an Organized Trading System and on Public Companies of 29 July 2005 (as amended) as an offering to sell or purchase of securities, made in any form and by any means, if the offering is directed at 100 or more people or at an unnamed addressee (a Public Offering). Each Investor confirms that it is aware that no such permit has been obtained nor such notification made, and represents that it has not offered, sold or delivered and shall not offer, sell or deliver the common stock in Poland in the manner defined as a Public Offering as part of their initial distribution or otherwise to residents of Poland or in Poland. Each Investor acknowledges that the acquisition and holding of the common stock by residents of Poland may be subject to restrictions imposed by Polish law (including foreign exchange regulations), and that the offers and sales of the common stock to Polish residents or in Poland in secondary trading may also be subject to restrictions.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) and accordingly, statutory liability under the SFA in relation to the content of this document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

By accepting this document, the recipient hereof represents and warrants that he is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

Neither our securities nor this offering memorandum have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comision Nacional del Mercado de Valores). Accordingly, the securities may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Market Law of 29 July 1988 (Ley 24/1988, de 28 de Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock of Wells Fargo & Company may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock of Wells Fargo & Company in Switzerland.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Legal opinions

Mary E. Schaffner, Esq., who is our Senior Company Counsel, or another of our lawyers will issue an opinion about the legality of our common stock offered by this prospectus supplement. Ms. Schaffner owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Wachtell, Lipton, Rosen & Katz, special counsel to Wells Fargo, will pass on certain legal matters in connection with the common stock offered by this prospectus supplement. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters.

PROSPECTUS

WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94163

(866) 249-3302

Common Stock

You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Wells Fargo & Company’s common stock is traded on the New York Stock Exchange under the symbol “WFC.”

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

These securities are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated October 30, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo & Company filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may sell common stock in one or more offerings.

Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

When we refer to “Wells Fargo,” “our company,” “we,” “our” and “us” in this prospectus, we refer only to Wells Fargo & Company, and not Wells Fargo & Company together with its subsidiaries, unless the context indicates otherwise.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus and prior to the later of (i) the time that we sell all the securities offered by this prospectus and (ii) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•

Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008, including information specifically incorporated by reference into our Form 10-K from our 2007 Annual Report to Stockholders and our definitive Proxy Statement for our 2008 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed on May 9, 2008, August 8, 2008 and October 30, 2008, respectively;

•

Current Reports on Form 8-K filed on January 16, 2008, January 24, 2008, January 31, 2008, March 7, 2008, March 12, 2008, March 18, 2008, April 16, 2008, April 23, 2008, May 5, 2008, May 5, 2008, May 5, 2008, May 6, 2008, May 19, 2008, May 28, 2008, June 6, 2008, June 13, 2008, July 16, 2008, August 19, 2008, August 26, 2008, August 28, 2008, September 8, 2008, September 10, 2008, September 15, 2008, September 29, 2008, October 3, 2008, October 9, 2008, October 15, 2008, October 30, 2008, and October 30, 2008; and

•

the description of our common stock contained in Exhibit 99(e) to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 8, 2003, including any amendments or reports filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, and we will provide to you at no cost to you, by writing to or telephoning us at the following address:

Laurel A. Holschuh

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-8655

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You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including (i) investments in or advances to our existing or future subsidiaries, (ii) repayment of obligations that have matured, and (iii) reducing our outstanding commercial paper and other debt.

LEGAL OPINIONS

Jeannine E. Zahn, who is our Senior Counsel, or another of our lawyers, will issue an opinion about the legality of our common stock offered by this prospectus. Ms. Zahn owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wells Fargo’s change in the method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and Wells Fargo’s additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007 and refers to a change in the method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

The consolidated financial statements of Wachovia Corporation and subsidiaries (“Wachovia”) as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein from Wells Fargo and Company’s Form 8-K dated October 30, 2008 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wachovia’s change in the method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and refers to a change in the method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

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